EXHIBIT 99.2

SANGAMO BIOSCIENCES REPORTS 2003 FOURTH QUARTER AND YEAR-END
FINANCIAL RESULTS

Richmond, California – February 11, 2004  – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the fourth quarter ended December 31, 2003. The consolidated net loss, computed in accordance with generally accepted accounting principles (GAAP), which includes non-cash charges, was $1.7 million, or $0.07 per share as compared to a net loss of $706,000, or $0.03 per share in the same period in 2002. Excluding non-cash charges, the consolidated pro forma net loss was $1.5 million, or $0.06 per share. In the comparable quarter of 2002, Sangamo reported a consolidated pro forma net loss of $532,000, or $0.02 per share. At December 31, 2003, the company had cash, cash equivalents, and investments of $44.3 million.

Revenues for the fourth quarter of 2003 were $1.0 million as compared to fourth quarter 2002 revenues of $2.5 million. The principal components of fourth quarter 2003 revenues were from Sangamo’s partnerships in the areas of human therapeutics, enabling technologies and government research grants.

Total fourth quarter 2003 operating expenses were $3.0 million as compared to $3.5 million in the prior year period. Research and development expenses were $2.3 million for the three months ended December 31, 2003 as compared to $2.4 million for the fourth quarter of 2002. General and administrative expenses were $545,000 for the fourth quarter of 2003 as compared to $901,000 for the same period in 2002.

Net interest income for the fourth quarter of 2003 was $162,000 as compared to $261,000 in the comparable period of 2002.

Recent Highlights

•                  Sangamo BioSciences’ partner Edwards Lifesciences files first ZFP Therapeutic investigational new drug application (IND): During its 2003 Investor Conference, Edwards Lifesciences Corp. updated investors on its program with Sangamo to develop zinc finger DNA-binding protein transcription factors (ZFP TFs) for the treatment of peripheral artery disease.  Edwards gave guidance that they expected to file an IND application for its ZFP VEGF Therapeutic with the Food and Drug Administration (FDA) in the first quarter of 2004. The IND was subsequently filed on February 10, 2004. The AVENGE trial (Activating Vascular ENdothelial Growth Factor A), pending FDA clearance of the IND, is scheduled to begin in the first half of 2004 and will be the first human clinical trial of a ZFP TF.

•                  Licensing of Onyx Pharmaceuticals’ proprietary oncolytic vector technology to develop an Armed Therapeutic Virus to treat metastatic cancer: Sangamo exclusively licensed rights to Onyx’s oncolytic adenovirus vector technology to develop an Armed Therapeutic Virus™ (ATV™) that encodes a zinc finger DNA binding protein. In its initial application, Sangamo will engineer the ATV™ to express ZFP TFs designed to upregulate the expression of granulocyte macrophage colony stimulating factor, a powerful activator of the immune system shown to augment anti-tumor immune responses. The license agreement provides Sangamo with exclusive worldwide rights for all therapeutic uses of the ATV™ encoding ZFP TFs that regulate the expression of any endogenous human gene.  Under the terms of the agreement, Sangamo will have full rights and responsibility for research and commercial development of the ZFP TF ATV™.  Onyx will receive milestone payments as products advance into clinical testing and will receive royalties on product sales

•                  Publication of scientific paper in the journal Cancer Research describing ZFP TF repression of VEGF A:  Sangamo scientists authored an article entitled “Repression of Vascular Endothelial Growth Factor A in Glioblastoma Cells Using Engineered Zinc Finger Transcription Factors “ that was published in the scientific journal Cancer Research. The paper is the most recent of several peer-reviewed publications that highlight the potential therapeutic applications and specificity of   Sangamo’s proprietary gene regulation technology. The Cancer Research article describes the use of

Sangamo’s ZFP TFs to repress the expression of the VEGF A gene in a highly tumorigenic glioblastoma cell line, U87MG.  VEGF-A is a potent stimulator of new blood vessel growth, or angiogenesis, a process of critical importance to the progression of certain tumors.  Constitutive high-level expression of VEGF A has been seen in a variety of solid tumors including brain cancers such as glioblastomas.  For this reason, inhibition of angiogenesis, and specifically VEGF, has been an attractive therapeutic target for the treatment of cancer.

Twelve Month Results

For the year ended December 31, 2003 the net loss attributable to common stockholders was $10.4 million, or $0.42 per share, compared to $29.8 million, or $1.22 per share for the year ended December 31, 2002.   Net loss in 2002 was significantly higher than in 2003 due to expenses relating to the closing of Sangamo’s wholly owned U.K. subsidiary, Gendaq Limited and the consolidation of research operations at Sangamo’s Richmond, California site. Included in the net loss for the year ended December 31, 2002 were $18.0 million of impairment charges for patents and goodwill, stock-based compensation expenses of $1.5 million and a one-time restructuring charge of $371,000.  Excluding non-cash charges, the pro forma net loss was $9.9 million, or $0.40 per share for 2003 and $9.5 million or $0.39 per share for 2002. Revenues for the year ended December 31, 2003 were $2.6 million as compared to $4.3 million in 2002. Excluding restructuring and non-cash charges, total pro forma expenses for the years ended December 31, 2003 and 2002 were $13.8 million and $15.7 million, respectively.

At December 31, 2003, the company had cash, cash equivalents, and investments of $44.3 million, compared with $52.6 million at December 31, 2002.  Total shares outstanding at December 31, 2003 were 25.0 million as compared to 24.7 million at December 31, 2002.

Conference Call

Sangamo will host a conference call today at 2:00 p.m. PST, which will be open to the public.  During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance with respect to 2004.

The conference call dial-in numbers are 800-498-2152 for domestic callers and 706-634-5122 for international callers.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 3:00 p.m. PST on February 11, 2004 to 9:00 p.m. PST on February 18, 2004.  The conference call replay numbers for domestic and international callers are 800-642-1687 and 706-645-9291, respectively.  The conference ID number for the replay is 5441287.

About Sangamo BioSciences, Inc.

Sangamo BioSciences, Inc is focused on the research and development of novel transcription factors for therapeutic gene regulation and repair. The company’s most advanced therapeutic development program involves the use of transcription factors for the treatment of peripheral artery disease. Other therapeutic development programs are focused on ischemic heart disease, cancer, neuropathic pain, and monogenic diseases.  Sangamo’s core competencies enable the engineering of a class of transcription factors known as zinc finger DNA binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and consequently, cell function. Sangamo is also developing sequence-specific ZFP nucleases (ZFNs) for therapeutic gene correction as a treatment and possible cure for a variety of monogenic diseases such as severe combined immunodeficiency and sickle cell anemia. For more information about Sangamo, visit the company’s web site at www.sangamo.com or www.expressinglife.com.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs, ZFNs and therapeutic applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including uncertainties related to the timing of initiation of clinical trials, technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors.  See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

Contact:

Elizabeth Wolffe, Ph.D
Sangamo BioSciences, Inc.
510-970-6000, x271
ewolffe@sangamo.com

Burns McClellan, Inc.
Tricia Morsch (media)
212-213-0006
Michelle Levine (investors)
415-352-6262

-more-

Financials Attached

SELECTED FINANCIAL DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Consolidated Statement of Operations Data:
Revenues	$1,003	$2,464	$2,579	$4,343
Operating expenses:
Research and development	2,287	2,424	10,187	12,213
General and administrative	545	901	3,594	3,815
Restructuring charge	—	—	—	371
Impairment of patents and goodwill	—	—	—	18,010
Stock-based compensation	200	174	567	1,499
Total operating expenses	3,032	3,499	14,348	35,908
Loss from operations	(2,029)	(1,035)	(11,769)	(31,565)
Interest income, net	162	261	752	1,366
Other income	187	68	584	435
Net loss	$(1,680)	$(706)	$(10,433)	$(29,764)

Basic and diluted net loss per common share	$(0.07)	$(0.03)	$(0.42)	$(1.22)

Shares used in computing basic and diluted net loss per common share	24,907	24,669	24,811	24,493

Pro-Forma Operations Data (1):
Total revenues	$1,003	$2,464	$2,579	$4,343
Research and development	2,287	2,424	10,187	11,853
General and administrative	545	901	3,594	3,815
Operating expenses	2,832	3,325	13,781	15,668
Interest and other income, net	349	329	1,336	1,801
Net loss	$(1,480)	$(532)	$(9,866)	$(9,524)
Basic and diluted net loss per common share	$(0.06)	$(0.02)	$(0.40)	$(0.39)

Reconciliation Between Net Loss on a GAAP Basis and Pro Forma Net Loss:
GAAP net loss attributable to common stockholders	$(1,680)	$(706)	$(10,433)	$(29,764)
Stock based compensation	200	174	567	1,499
Patent amortization	—	—	—	360
Impairment of patents and goodwill	—	—	—	18,010
Restructuring charge	—	—	—	371
Pro forma net loss	$(1,480)	$(532)	$(9,866)	$(9,524)

CONDENSED BALANCE SHEET DATA

	Dec. 31, 2003	Dec. 31, 2002
Cash, cash equivalents, and investments	$44,343	$52,575
Total assets	46,232	56,227
Total stockholders’ equity	44,661	54,246

(1)  The above pro forma non-GAAP information is based upon our unaudited consolidated statements of operation for the periods shown with certain adjustments.  This presentation is not in acordance with, or an alternative for, generally accepted accounting principles (GAAP). However, management believes pro forma non-GAAP reporting provides useful insight into the Company’s on-going operations and trends that affect the core business and uses such reporting internally to evaluate and manage the Company’s operations.  Sangamo has chosen to provide this information to investors to enable them to compare and evaluate operating results and as a means to emphasize the results of on-going operations.